CADOGAN OPPORTUNISTIC
ALTERNATIVES FUND, LLC

Semi-Annual Report
September 30, 2009

Cadogan Opportunistic Alternatives Fund, LLC
Schedule of Investments September 30, 2009 (Unaudited)

	Cost	Fair Value (in US Dollars)	Frequency of Redemptions
INVESTMENTS IN U.S. INVESTMENT COMPANIES — 8.05%*
Global Macro — Discretionary — 4.44%*
Graham Global Investment Fund Ltd.	2,750,000	$2,696,540	Monthly
Long Short Equity — General — 3.61%*
Zebedee Focus Fund Limited	1,477,079	2,192,585	Monthly
TOTAL INVESTMENTS IN U.S. INVESTMENT COMPANIES (Cost $4,227,079)		4,889,125
INVESTMENTS IN U.S. LIMITED PARTNERSHIPS — 61.80%*
Dedicated Short Bias — Short Equity — 2.38%*
AdvantHedge Fund, LP	1,000,000	551,718	Daily
Dialectic Antithesis Partners, LP	729,906	895,653	Quarterly
		1,447,371
Event Driven — Distressed — 14.73%*
Contrarian Capital Fund I, L.P.	1,600,000	1,473,039	Annually
Mast Credit Opportunities I, L.P.	2,600,000	3,202,673	Quarterly
MatlinPatterson Distressed Opportunities Fund, L.P.	2,100,000	2,464,345	Semi-Annually
Standard Pacific Asymmetric Opportunities Fund, L.P.	1,340,000	1,806,572	Quarterly
		8,946,629
Long Short Equity — General — 29.99%*
Absolute Partners Fund, LLC	2,900,000	2,789,563	Monthly
Arnott Opportunities (U.S.), LLC	2,400,000	2,385,627	Quarterly
Epic Canadian Long Short Fund, LP	16,328	9,578	Monthly
Harvey SMidCap Fund, LP — Class A	2,507,404	3,079,022	Quarterly
Lafitte Fund I (QP) LP	2,200,000	1,524,683	Quarterly
Oak Street Capital Fund, L.P.	2,200,792	2,030,818	Quarterly
Soundpost Capital, LP	2,300,000	2,585,287	Quarterly
Steelhead Navigator Fund, L.P.	1,794,316	1,811,236	Quarterly
Whitney Japan Partners, LP	1,730,791	1,991,810	Quarterly
		18,207,624
Long Short Equity — Sector — 14.70%*
Aria Select Consumer Fund LP	1,960,000	1,850,883	Monthly
Coeus Capital LP	2,200,000	2,020,437	Quarterly
Shannon River Partners II LP — Class A	2,300,000	2,402,921	Quarterly
Sio Partners, LP	2,165,932	2,648,869	Quarterly
		8,923,110

TOTAL INVESTMENTS IN U.S. LIMITED PARTNERSHIPS (Cost $36,045,469)		37,524,734

The accompanying Notes to Financial Statements are an integral part of these statements.

Cadogan Opportunistic Alternatives Fund, LLC
Schedule of Investments September 30, 2009 (Unaudited) — (continued)

	Shares or Principal Amount	Fair Value (in US Dollars)	Frequency of Redemptions
SHORT TERM INVESTMENT — 27.36%*
State Street Institutional Investment Trust	16,611,223	$16,611,223
TOTAL SHORT TERM INVESTMENTS (Cost $16,611,223)		16,611,223
TOTAL INVESTMENTS (Cost $56,883,771) — 97.21%*		59,025,082
Assets in Excess of Other Liabilities — 2.79%*		1,695,165
TOTAL NET ASSETS — 100.00%*		$60,720,247
*Percentages are stated as a percent of net assets.

The accompanying Notes to Financial Statements are an integral part of these statements.

Cadogan Opportunistic Alternatives Fund, LLC
Statement of Assets & Liabilities
September 30, 2009 (Unaudited)

(in US Dollars)
Assets
Investments, at fair value (cost $56,883,771)	$59,025,082
Investments paid in advance	2,000,000
Interest receivable	638
Receivable for investments sold	2,937,190
Total Assets	63,962,910
Liabilities
Investment advisory fee payable	51,716
Redemptions payable	2,147,570
Advanced capital contributions	821,000
Administration fee payable	17,500
Accrued expenses and other liabilities	204,877
Total Liabilities	3,242,663
Net Assets	$60,720,247
Net Assets Consist of:
Paid in capital	$69,228,044
Accumulated net investment loss.	(610,168)
Accumulated net realized loss on investments sold	(10,038,940)
Net unrealized appreciation on investments.	2,141,311
Net Assets	$60,720,247
Net Asset Value, 689,826 shares outstanding	$88.02

The accompanying Notes to Financial Statements are an integral part of these statements.

Cadogan Opportunistic Alternatives Fund, LLC
Statement of Operations
For the six months ended September 30, 2009 (Unaudited)

(in US Dollars)

Investment Income
Interest income	$11,672
Other income	245
Total Investment Income	11,917
Expenses
Investment advisory fees (Note 4)	306,168
Legal fees	65,714
Audit and tax return expense	60,000
Administration fees	35,000
Portfolio accounting and transfer agent fees	25,000
Directors’ fees and expenses	18,500
Custody fees	8,666
Printing and postage expenses	6,545
Registration fees	1,723
Miscellaneous expenses	6,461
Total Expenses	533,777
Net Investment Loss	(521,860)
Realized and Unrealized Gain (Loss) on Investments in
Portfolio Funds
Net realized loss on investments.	(452,329)
Net change in unrealized appreciation on investments	5,684,710
Net Gain from Investments in Portfolio Funds	5,232,381
Net Increase in Net Assets Resulting from Operations	$4,710,521

The accompanying Notes to Financial Statements are an integral part of these statements.

Cadogan Opportunistic Alternatives Fund, LLC
Statement of Changes in Net Assets

	Six Months Ended September 30, 2009 (Unaudited) (in US Dollars)	Year ended March 31, 2009 (in US Dollars)
Change in Net Assets Resulting from Operations:
Net investment loss	$(521,860)	$(918,101)
Net realized loss on investments	(452,329)	(9,092,145)
Net change in unrealized appreciation (depreciation) on investments	5,684,710	(2,586,979)
Net Increase (Decrease) in Net Assets Resulting from Operations	4,710,521	(12,597,225)
Dividends Paid to Shareholders
Distributions from net realized gains	—	(83,443)
Change in Net Assets from Dividends Paid to Shareholders	—	(83,443)
Change in Net Assets Resulting from Capital Transactions
Proceeds from shares sold	8,910,480	24,759,500
Net asset value of shares issued in reinvestment of distributions	—	79,947
Payments for shares redeemed	(6,624,760)	(17,018,902)
Net Increase in Net Assets Resulting from Capital Transactions	2,285,720	7,820,545
Net Increase (Decrease) in Net Assets	$6,996,241	$(4,860,123)
Net Assets, Beginning of Period	$53,724,006	$58,584,129
Net Assets, End of Period (689,826 and 659,729 shares outstanding, respectively)	$60,720,247	$53,724,006
Accumulated Net Investment Loss	$(610,168)	$(88,308)

The accompanying Notes to Financial Statements are an integral part of these statements.

Cadogan Opportunistic Alternatives Fund, LLC
Statement of Cash Flows
For the six months ended September 30, 2009 (Unaudited)

(in US Dollars)
Cash Flows from Operating Activities
Investment income received	$14,459
Purchases of investment companies and limited partnerships	(3,250,000)
Sales of investment companies and limited partnerships	7,863,327
Purchase of short term investments, net	(2,703,319)
Investments paid in advance	(2,000,000)
Operating expenses paid	(517,865)
Net Cash Used in Operating Activities	(593,398)
Cash Flows from Financing Activities
Proceeds from subscriptions	5,720,480
Distributions for redemptions	(9,138,082)
Proceeds from advance subscriptions	821,000
Net Cash Used in Financing Activities	(2,596,602)
Net Decrease in Cash	(3,190,000)
Cash — Beginning of Period	3,190,000
Cash — End of Period	$—
Reconciliation of Net Investment Loss to Net Cash Used in Operating Activities
Net increase in net assets resulting from operations	$4,710,521
Net decrease in advance subscriptions to investments	(2,000,000)
Net realized loss on investments	452,329
Net change in unrealized appreciation on investments	(5,684,710)
Net decrease in investment advisory and management fees payable	(41,656)
Net increase in accrued expenses and other liabilities	57,568
Net decrease in interest receivable	2,542
Purchases of limited partnerships	(3,250,000)
Sales of limited partnerships	7,863,327
Purchases of short term investments, net	(2,703,319)
Net Cash Used in Operating Activities	(593,398)
Supplemental disclosure of cash flow information:
Noncash financing activities not included herein consist of redemptions payable of $2,147,570.

The accompanying Notes to Financial Statements are an integral part of these statements.

Cadogan Opportunistic Alternatives Fund, LLC
Financial Highlights

	Six Months Ended September 30, 2009 (Unaudited) (in US Dollars)	Year ended March 31, 2009 (in US Dollars)	Period from August 1, 2007(1) through March 31, 2008 (in US Dollars)
Per Share Operating Performance
Beginning net asset value	$81.43	$97.26	$100.00
Income From Investment Operations
Net investment loss(2)	(0.74)	(1.27)	(0.62)
Net gain (loss) from investments in Portfolio Funds	7.33	(14.45)	(1.94)
Total Gain (Loss) from Investment Operations	6.59	(15.72)	(2.56)
Dividends Paid to Shareholders
Distributions from net realized gain	—	(0.11)	(0.18)
Total Distributions	—	(0.11)	(0.18)
Ending net asset value	$88.02	$81.43	$97.26
Total return	8.09%	(16.16)%	(2.56	)%(3)
Supplemental Data and Ratios
Net assets, end of period	$60,720,247	$53,724,006	$58,584,129
Ratio of expenses to weighted average net assets(5)	1.76%	1.70%	2.07	%(4)
Ratio of net investment loss to weighted average net assets(5)	(1.72)%	(1.43)%	(0.94	)%(4)
Portfolio turnover rate	9.67%	19.81%	5.47	%(3)

____________________________
(1)	Commencement of operations.
(2)	Calculated using average shares outstanding method.
(3)	Not annualized.
(4)	Annualized.
(5)	Ratios do not reflect the Fund’s proportionate share of the income and expenses of the Portfolio Funds.

The accompanying Notes to Financial Statements are an integral part of these statements.

Cadogan Opportunistic Alternatives Fund, LLC
Notes to Financial Statements
September 30, 2009 (Unaudited) (expressed in US Dollars)

1.	Organization

Cadogan Opportunistic Alternatives Fund, LLC (the “Company” and/or “Fund”) is a limited liability company organized under the laws of the state of Delaware. The Company is registered under the Investment Company Act of 1940, as amended, as a closed-end, non-diversified management investment company. The investment objective of the Company is to achieve capital appreciation with moderate volatility principally through a balanced portfolio of interests in alternative investment vehicles and separately managed accounts (“Portfolio Funds”). The Company commenced operations on August 1, 2007.

The Company was formed to principally invest in Portfolio Funds which invest, reinvest and trade in securities and other financial instruments.

The Company is managed by Cadogan Management, LLC (the “Adviser”). The Adviser is a registered investment adviser with the Securities and Exchange Commission.

2.	Significant Accounting Policies

The Company prepares its financial statements in accordance with accounting principles generally accepted in The United States of America. Following are the significant accounting policies adopted by the Company:

A.	Use of Estimates
The preparation of financial statements in conformity with accounting principles generally accepted in The United States of America requires management to make estimates and assumptions that affect the reported amount of assets and liabilities, recognition of distribution income and disclosure of contingent assets and liabilities at the date of the financial statements. Actual results could differ from those estimates.

B.	Investments in Portfolio Funds
In accordance with the terms of the Company’s Prospectus, the investments in the Portfolio Funds are valued at their fair value. The net asset value represents the amount the Company would have received at September 30, 2009, if it had liquidated its investments in the Portfolio Funds.

The Company has the ability to liquidate its investments periodically, ranging from daily to annually, depending on the provisions of the respective Portfolio Fund agreements. Generally, the General Partners and/or Investment Managers of the Portfolio Funds can suspend redemptions.

Certain Portfolio Funds incur annual management fees ranging from 1% to 2% of a Portfolio Fund’s net assets. The Portfolio Funds also receive performance allocations of up to 20% of their net profits as defined by the respective Portfolio Fund agreements.

The Portfolio Funds in which the Company has investments utilize a variety of financial instruments in their trading strategies including equity and debt securities, options, futures, and swap contracts. Several of these financial instruments contain varying degrees of off-balance sheet risk, whereby changes in fair value of the securities underlying the financial instruments may be in excess of the amounts recorded on each of the Portfolio Fund’s balance sheets. In addition, the Portfolio Funds may sell securities short whereby a liability is created to repurchase the security at prevailing prices. Such Portfolio Funds’ ultimate obligations to satisfy the sale of securities sold short may exceed the amount recognized on their balance sheets. However, due to the nature of the Company’s interest in the Portfolio Funds, such risks are limited to the Company’s invested amount in each investee.

Of the Portfolio Funds listed on the condensed schedule of investments, two were acquired during the year and none remained subject to a lock-up period at September 30, 2009.

C.	Investment Valuation
The Company primarily invests in private Portfolio Funds that are not listed on a securities exchange. Prior to investing in any Portfolio Fund, the Adviser will conduct a due diligence review of the valuation methodology utilized by the Portfolio Fund. Although procedures approved by the Board of Directors (the “Board”) provide that the Adviser will review the valuations provided by the Portfolio Funds’ managers, neither the Adviser nor the Board will be able to confirm independently the complete accuracy of valuations provided by the Portfolio Funds’ managers (which are unaudited as of September 30, 2009).

The Company’s valuation procedures require the Adviser to consider all relevant information available at the time the Company values its portfolio. The Adviser and/or the Board will consider such information, and may conclude in certain circumstances that the information provided by a Portfolio Fund manager does not represent the fair value of the Company’s interests in that Portfolio Fund. Although redemptions of interests in Portfolio Funds are subject to advance notice requirements, Portfolio Funds typically will make available net asset value information to holders representing the price at which, even in the absence of redemption activity, a Portfolio Fund would have effected a redemption if any such requests had been timely made or if, in accordance with the terms of the Portfolio Fund’s governing documents, it would be necessary to effect a mandatory redemption. Following procedures adopted by the Board, in the absence of specific transaction activity in interests in a particular Portfolio Fund, the Company would consider whether it was appropriate, in light of all relevant circumstances, to value such a position at its net asset value as reported at the time of valuation, or whether to adjust such value to reflect a premium or discount to net asset value. For example, when a Portfolio Fund imposes extraordinary restrictions on redemptions, or when there have been no recent transactions in Portfolio Fund interests, the Company may determine that it is appropriate to apply such a discount. Any such decision would be made in good faith, and subject to the review and supervision of the Board.

The Adviser assesses the accuracy of each Portfolio Fund’s reported monthly net asset value using various means. These may include comparing a reported valuation with one or more strategy-specific benchmarks that the Adviser believes correlate with the strategy of the Portfolio Fund; discussing the performance of the Portfolio Fund with the manager’s personnel; or reviewing and analyzing the Portfolio Fund’s audited financial statements.

The valuations reported by the Portfolio Funds’ Managers, upon which the Company calculates its month-end net asset value and net asset value per share may be subject to later adjustment, based on information reasonably available at that time. For example, fiscal year-end net asset value calculations of the Portfolio Funds are audited by those Portfolio Funds’ independent registered public accountants, during their respective fiscal year end, and may be revised as a result of such audits. Other adjustments may occur from time to time. To the extent these adjustments materially impact the Company’s net asset value, management will appropriately adjust participants’ transactions to ensure they are not materially harmed.

The procedures approved by the Board provide that, where deemed appropriate by the Adviser and consistent with the 1940 Act, investments in Portfolio Funds may be valued at cost. Cost would be used only when cost is determined to best approximate the fair value of the particular security under consideration. For example, cost may not be appropriate when the Company is aware of sales of similar securities to third parties at materially different prices or in other circumstances where cost may not approximate fair value (which could include situations where there are no sales to third parties). In such a situation, the Company’s investment will be revalued in a manner that the Adviser, in accordance with procedures approved by the Board, determines in good faith best reflects approximate fair value. The Board will be responsible for ensuring that the valuation policies utilized by the Adviser are fair and consistent with applicable regulatory guidelines.

D.	Security Transactions and Investment Income
Security transactions (including investments in Portfolio Funds) are accounted for on the date the securities are purchased or sold (trade date). Realized gains and losses are reported on a first-in, first-out cost basis. Interest income is recognized on the accrual basis. Distributions are recorded on the ex-dividend date. Distributions received from the Company’s investments in Portfolio Funds generally are comprised of ordinary income, capital gains and return of capital. The Company records investment income and return of capital based on estimates made at the time such distributions are received which are typically based on historical information available from each Portfolio Fund. These estimates may subsequently be revised based on information received from the Portfolio Funds after their tax reporting periods are concluded, as the actual character of these distributions is sometimes not known until after the fiscal year-end of the Company. Unrealized appreciation or depreciation on investments includes net investment income, expenses, and gains and losses (realized and unrealized) in Portfolio Funds.

E.	Cash and Cash Equivalents
Cash and cash equivalents include highly liquid investments with original maturities of three months or less from the date of purchase.

F.	Repurchase Agreements
The Company may enter into repurchase agreements with banks, brokers and other financial institutions. Each repurchase agreement is recorded at amortized cost, which approximates value. It is the Company’s policy that its custodian will receive, as collateral, securities whose market value, including accrued interest, will be at least equal to 100% of the amount invested in each repurchase agreement. The Company held no repurchase agreements during the period.

G.	Fair Value
The Company has adopted fair valuation accounting standards which qualify the fair values of the Company’s assets and liabilities as financial instruments. These fair values approximate the carrying amounts presented in the statement of assets and liabilities.

H.	Dividends to Shareholders
Dividends to shareholders are recorded on the ex-dividend date. The character of dividends to shareholders made during the year may differ from their ultimate characterization for federal income tax purposes. The Company will distribute substantially all of its net investment income and all of its capital gains to shareholders at least annually. The character of distributions made during the year from net investment income or net realized gains might differ from the characterization for federal income tax purposes due to differences in the recognition of income and expense items for financial statement and tax purposes. When appropriate, reclassifications between net asset accounts are made for such differences that are permanent in nature. The reclassifications have no effect on net assets or net asset value per share.

The components of distributions paid during the year ended March 31, 2009 was as follows:

Ordinary Income Distributions*	$83,443
Long-Term Capital Gains Distributions	—
Total Distributions Paid	$83,443
* Amount includes net investment income and short-term capital gains.

There were no distributions paid to shareholders for the six months ended September 30, 2009.

I.	Reclassification of Capital Accounts
Additionally, U.S. generally accepted accounting principles require that certain components of net assets relating to permanent differences be reclassified between financial and tax reporting. These reclassifications have no effect on net assets or net asset value per share. For the year ended March 31, 2009, the following table shows the reclassifications made:

Paid in Capital	Accumulated Net Investment Loss	Accumulated Net Realized Loss on Investments Sold
$(880,876)	$978,150	$(97,274)

J.	Expenses
The Company is charged for those expenses that are directly attributable to it, such as, but not limited to, advisory and custody fees. All general and administrative expenses are recognized on an accrual basis of accounting. See Note 4 for management, performance, administration and custodian fees.

K.	Income Taxes
The Fund is treated as a separate taxable entity for Federal income tax purposes. The Fund’s policy is to comply with the provisions of the Internal Revenue Code of 1986, as amended, applicable to regulated investment companies and to distribute to shareholders all of its distributable net investment income and net realized gain on investments. Accordingly, no provision for Federal income or excise tax is necessary.

The Fund has adopted financial reporting rules regarding recognition and measurement of tax positions taken or expected to be taken on a tax return. The Fund has reviewed all open tax years and major jurisdictions and concluded that there is no impact on the Fund’s net assets and no tax liability resulting from unrecognized tax benefits relating to uncertain income tax positions taken or expected to be taken on a tax return. As of September 30, 2009, open Federal tax years include the tax years ended March 31, 2008 and 2009.

The differences between book-basis and tax-basis unrealized appreciation (depreciation) are primarily due to the tax treatment of limited partnerships. The following information is provided on a tax basis as of March 31, 2009:

Cost of investments	$59,815,212
Unrealized appreciation	$3,153,290
Unrealized depreciation	(6,436,405)
Net unrealized appreciation (depreciation)	$(3,283,115)
Undistributed ordinary income	$—
Undistributed long-term capital gains	—
Total distributable earnings	$—
Other accumulated gains (losses)	$(9,935,203)
Total accumulated gains (losses)	$(13,218,318)

At March 31, 2009, the Company deferred, on a tax-basis, post-October losses of $4,699,409.

At March 31, 2009, capital loss carryforwards of $4,448,615 are available to offset future realized gains. These losses expire in 2016.

L.	Indemnifications
Under the Company’s organizational documents, its officers and directors are indemnified against certain liabilities arising out of the performance of their duties to the Company. In addition, in the normal course of business, the Company may enter into contracts that provide general indemnification to other parties. The Company’s maximum exposure under these arrangements is unknown, as this would involve future claims that may be made against the Company that have not yet occurred, and may not occur. However, the Company has not had prior claims or losses pursuant to these contracts and expects the risk of loss to be remote.

M.	Derivatives
The Fund has adopted enhanced disclosure regarding derivatives and hedging activity intending to improve financial reporting of derivative instruments by enabling investors to understand how and why an entity uses derivatives, how derivatives are accounted for, and how derivative instruments affect an entity’s results of operations and financial position. During the period ended September 30, 2009, the Fund did not directly hold any derivative instruments.

3.	Investment Transactions

For the six months ended September 30, 2009, the Company purchased (at cost) and sold interests in Portfolio Funds (proceeds) in the amount of $4,250,000 and $9,696,066 (excluding short-term securities), respectively.

4.	Management and Performance Fees, Administration Fees and Custodian Fees

The Company has entered into an Investment Advisory Agreement with Cadogan Management, LLC. Under the terms of the agreement, the Company will pay the Adviser a fee equal to an annual rate of 1% of the Company’s total monthly net assets, in exchange for the investment advisory services provided. Above and beyond this fee, the Adviser is entitled to an incentive fee equal to an annual rate of 5% of the Company’s total annual profits. The Company has not paid the Adviser an incentive fee during the six months ended September 30, 2009.

The Company has engaged U.S. Bancorp Fund Services, LLC to serve as the Company’s administrator. The Company pays the administrator a monthly fee computed at an annual rate of 0.085% of the first $200,000,000 of the Company’s total monthly net assets, 0.065% on the next $200,000,000 of the Company’s total monthly net assets and 0.055% on the balance of the Company’s total monthly net assets with a minimum annual fee of $70,000.

U.S. Bancorp Fund Services, LLC serves as the Company’s fund accountants. The Company pays the fund accountants a monthly fee computed at an annual rate of 0.02% of the first $400,000,000 of the Company’s total monthly net assets and 0.01% on the balance of the Company’s total monthly net assets with a minimum annual fee of $30,000.

U.S. Bancorp Fund Services, LLC serves as the Company’s transfer agent, dividend paying agent, and agent for the automatic dividend reinvestment plan. The Company pays the transfer agent a monthly fee computed at an annual rate of 0.015% of the Company’s total monthly net assets with a minimum annual fee of $20,000.

State Street Bank and Trust Company serves as the Company’s custodian. The Company pays the custodian a monthly fee computed at an annual rate of 0.025% on the first $500,000,000 of the Company’s portfolio assets, 0.020% on the next $500,000,000 of the Company’s portfolio assets, 0.015% on the next $500,000,000 of the Company’s portfolio assets, 0.010% on the next $500,000,000 of the Company’s portfolio assets, and 0.005% on the balance of the Company’s portfolio assets with a minimum annual fee of $36,000.

5.	Directors and Officers

The Company’s Board has overall responsibility for monitoring and overseeing the investment program of the Company and its management and operations. A listing of the Board members is on the back cover of this report. The Independent Directors are each paid an annual retainer of $15,000 and a fee per meeting of the Board of $1,250 for each regular meeting and $500 for each telephonic meeting, plus reasonable out-ofpocket expenses. Directors are reimbursed by the Company for their travel expenses related to Board meetings. One of the Directors is an officer of the Adviser and the Company and receives no compensation from the Company for serving as a Director.

Certain officers of the Company are affiliated with the Adviser and the Administrator. Such officers receive no compensation from the Company for serving in their respective roles. The Board appointed a Chief Compliance Officer to the Company in accordance with federal securities regulations.

6.	Shareholder Transactions

No shareholder will have the right to require the Company to redeem shares, although the Company may from time to time repurchase shares as of the last day of a calendar quarter pursuant to written tenders by shareholders, which written tenders must be received by the Company by the 25th calendar day of the second month prior to that containing the date as of which the shares are to be repurchased (approximately 65 days prior to the repurchase date). Whether repurchases will be made during any given quarter will be determined by the Board in its sole discretion. In determining whether the Fund should offer to repurchase shares from shareholders, the Board will consider the recommendations of the Adviser. The Adviser expects that it will generally recommend to the Board that the Company offer to repurchase shares on the last business day of each calendar quarter. Notwithstanding the foregoing, the Company will not repurchase any shares, or any portion of them, that have been held by the tendering shareholder for less than one year. Dividends and capital gain distributions (“Distributions”) will automatically be reinvested in additional shares of the Fund at the Company’s net asset value on the record date thereof unless a shareholder has elected to receive distributions in cash. The minimum initial investment required is $25,000.

The Company had 689,826 shares outstanding at September 30, 2009. The Company issued 107,076 shares through shareholder subscriptions and redeemed 76,979 shares during the six months ended September 30, 2009.

7.	Risk Factors

Because of the limitation on rights of redemption and the fact that the Shares will not be traded on any securities exchange or other market and will be subject to substantial restrictions on transfer, and because of the fact that the Adviser may invest the Company’s assets in Portfolio Funds that do not permit frequent withdrawals and may invest in illiquid securities, an investment in the Company is highly illiquid and involves a substantial degree of risk. Portfolio Funds are riskier than liquid securities because the Portfolio Funds may not be able to dispose of the illiquid securities if their investment performance deteriorates, or may be able to dispose of the illiquid securities only at a greatly reduced price. Similarly, the illiquidity of the Portfolio Funds may cause investors to incur losses because of an inability to withdraw their investments from the Company during or following periods of negative performance. Although the Company may offer to repurchase shares from time to time, there can be no assurance such offers will be made with any regularity. The Company invests primarily in Portfolio Funds that are not registered under the 1940 Act and invest in and actively trade securities and other financial instruments using different strategies and investment techniques, including leverage, that may involve significant risks. These Portfolio Funds may invest a higher percentage of their assets in specific sectors of the market in order to achieve a potentially greater investment return. As a result, the Portfolio Funds may be more susceptible to economic, political and regulatory developments in a particular sector of the market, positive or negative, and may experience increased volatility of the Company’s net asset value. Various risks are also associated with an investment in the Fund, including risks relating to the multi-manager structure of the Company, risks relating to compensation arrangements and risks related to limited liquidity of the shares. The Portfolio Funds provide for periodic redemptions ranging from monthly to annually with lock-up provisions of up to one year from initial investment.

8.	Fair Value of Financial Instruments

The Fund has adopted authoritative fair valuation accounting standards which establish an authoritative definition of fair value and set out a hierarchy for measuring fair value. These standards require additional disclosures about the various inputs and valuation techniques used to develop the measurements of fair value and a discussion in changes in valuation techniques and related inputs during the period. These inputs are summarized in the three broad levels listed below.

Level 1 — Quoted prices in active markets for identical securities.
Level 2 — Other significant observable inputs (including quoted prices for similar securities, interest rates, prepayment speeds, credit risk, etc.)
Level 3 — Significant unobservable inputs (including the Fund’s own assumptions in determining the fair value of investments)

The inputs or methodology used for valuing securities are not indication of the risk associated with investing in those securities.

The following is a summary of the inputs used to value the Fund’s investments as of September 30, 2009;

	Fair Value Measurements at Reporting Date Using
Description	Quoted Prices in Active markets for Identical Assets (Level 1)		Significant Other Observable Inputs (Level 2)	Significant Unobservable Inputs (Level 3)		Total
Equity Securities
U.S. Investment Companies	$—		$—	$4,889,125	(a)	$4,889,125
U.S. Limited Partnerships	—		—	37,524,734	(a)	37,524,734
Total Equity Securities	—		—	42,413,859		42,413,859
Other
Short Term Investments	16,611,223	(b)	—	—		16,611,223
Total Other	16,611,223		—	—		16,611,223
Total	$16,611,223		$—	$42,413,859		$59,025,082

(a)	All other industry classifications are identified in the Schedule of Investments.

(b)	Short term investments that are sweep investments for cash balances in the Fund at September 30, 2009.

Following is a reconciliation of Level 3 assets for which significant unobservable inputs were used to determine fair value.

Investments in Securities
Balance as of March 31, 2009	$42,624,193
Accrued discounts/premiums	—
Realized gain (loss)	(448,978)
Change in unrealized appreciation (depreciation)	5,684,710
Net purchases (sales)	(5,446,066)
Transfers in and/or out of Level 3	—
Balance as of September 30, 2009	$42,413,859

9.	Subsequent Events

The Company issued a tender offer on September 24, 2009 to shareholders who have held their shares for at least one year as of October 23, 2009. Shareholders have tendered $768,000 and an additional 30,981.427 shares, which will be redeemed based on the December 31, 2009 net asset value.